Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of

April 4, 2014

by and between

PEOPLES BANCORP INC.

and

OHIO HERITAGE BANCORP, INC.

TABLE OF CONTENTS

Page

Article I - Certain Definitions                                2
1.01    Certain Definitions                                2
Article II - The Merger                                    10
2.01    The Parent Merger                                10
2.02    The Subsidiary Merger                            11
2.03    Effectiveness of Parent Merger                        11
2.04    Effective Date and Effective Time                        11
ARTICLE III - Merger Consideration                            11
3.01    Merger Consideration                                11
3.02    Rights as Shareholders; Share Transfers                    12
3.03    Exchange and Payment Procedures                        12
3.04    Dissenting Shares                                14
ARTICLE IV - Actions Pending Consummation of Merger                15
4.01    Forbearances of Ohio Heritage                        15
4.02    Forbearances of Both Parties Relating to Tax Effect of Transaction        18
4.03    Transfer of Title Agency                            18
ARTICLE V - Representations and Warranties                        18
5.01    Disclosure Schedules                                18
5.02    Standard                                    18
5.03    Representations and Warranties of Ohio Heritage                19
5.04    Representations and Warranties of Peoples                    35
ARTICLE VI - Covenants                                    40
6.01    Reasonable Best Efforts                            40
6.02    Shareholder Approval                                40
6.03    Registration Statement; Proxy Statement/Prospectus                41
6.04    Press Releases                                    41
6.05    Access; Information                                42
6.06    Acquisition Proposals; Break Up Fee                        43
6.07    Takeover Laws                                43
6.08    Certain Policies                                43
6.09    Regulatory Applications                            44
6.10    Employment Matters; Employee Benefits                    44
6.11    Notification of Certain Matters                        46
6.12    No Breaches of Representations and Warranties                46
6.13    Consents                                    46
6.14    Insurance Coverage                                46
6.15    Correction of Information                            46
6.16    Confidentiality                                46
6.17    Regulatory Matters                                47

i

6.18    Indemnification                                47
6.19    Environmental Assessments                            47
6.20    Tax Treatment                                    47
6.21    NASDAQ Listing                                48
ARTICLE VII - Conditions to Consummation of the Merger; Closing            48
7.01    Conditions to Each Party’s Obligation to Effect the Merger            48
7.02    Conditions to Obligation of Ohio Heritage                    48
7.03    Conditions to Obligation of Peoples                        49
7.04    Closing                                    50
ARTICLE VIII - Termination                                50
8.01    Termination                                    50
8.02    Effect of Termination and Abandonment; Enforcement of Agreement    51
ARTICLE IX - Miscellaneous                                52
9.01    Survival                                    52
9.02    Waiver; Amendment                                52
9.03    Counterparts                                    52
9.04    Governing Law                                52
9.05    Expenses                                    52
9.06    Notices                                    52
9.07    Entire Understanding; No Third Party Beneficiaries                53
9.08    Interpretation; Effect                                53
9.09    Waiver of Jury Trial                                53
9.10    Successors and Assigns; Assignment                        54
9.11    Specific Performance                                54
9.12    Severability                                    54

EXHIBIT A    Form of Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2014 (hereinafter referred to as this “Agreement”), by and between Peoples Bancorp Inc., an Ohio corporation (hereinafter referred to as “Peoples”), and Ohio Heritage Bancorp, Inc., an Ohio corporation (hereinafter referred to as “Ohio Heritage”).
WITNESSETH
WHEREAS, Peoples is a registered financial holding company and owns all of the outstanding shares of Peoples Bank, National Association, a national bank (hereinafter referred to as “Peoples Bank”);
WHEREAS, Ohio Heritage is a registered financial holding company and owns all of the outstanding shares of Ohio Heritage Bank, an Ohio-chartered savings bank (hereinafter referred to as “Ohio Heritage Bank”);
WHEREAS, the Boards of Directors of Peoples and Ohio Heritage believe that the merger of Ohio Heritage with and into Peoples, followed by the merger of Ohio Heritage Bank with and into Peoples Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Peoples and Ohio Heritage; and
WHEREAS, the Boards of Directors of Peoples and Ohio Heritage have each approved this Agreement and the transactions contemplated hereby; and
WHEREAS, the parties intend this merger to qualify as a “tax-free reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, Peoples and Ohio Heritage, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain DefinitionsArticle I - Certain Definitions
1.01    Certain Definitions1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 6.06(a).
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“Consultants” has the meaning set forth in Section 5.03(m)(i).
“D&O Policy” has the meaning set forth in Section 6.18(b).
“Determination Letter” has the meaning set forth in Section 6.10(c).
“Directors” has the meaning set forth in Section 5.03(m)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenting Shares” means any Ohio Heritage Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.
“Employees” has the meaning set forth in Section 5.03(m)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(f).
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“Information” has the meaning set forth in Section 6.16.
“IRS” has the meaning set forth in Section 5.03(m)(ii).
“Knowledge” means, with respect to Peoples, the Knowledge of any officer of Peoples with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and means, with respect to Ohio Heritage and Ohio Heritage Bank, the Knowledge of W. Richard Baker, Kelly Fortney and Robert W. Bigrigg. Any such individual shall be deemed to have “Knowledge” of a particular fact or matter if such individual is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably investigation concerning the existence of such fact or matter.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
“Material Adverse Effect” means, with respect to Peoples or Ohio Heritage, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of Peoples and its Subsidiaries, taken as a whole, or (B) either (1) be material and adverse to the financial position, results of operations or business of Ohio Heritage and its Subsidiaries, taken as a whole, or (2) would in aggregate result or likely result in a reduction in the consolidated tangible net worth of Ohio Heritage, as measured as of March 31, 2014, by more than $1,000,000.00 (provided that any Transaction Costs up to $1,500,000 shall be added back to Ohio Heritage’s consolidated tangible net worth), or (ii) materially impair the ability of either Peoples or Ohio Heritage to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes resulting from expenses (such as legal, accounting, investment banking and financial advisory fees); (c) actions or omissions of a party which are required to be taken hereunder or which have been waived in accordance with Section 9.02 hereof; (d) changes resulting from the sale of the title agency; (e) any changes in accounting rules and principles; (f) changes in policies and procedures of Ohio Heritage taken pursuant to Section 6.08 of this Agreement (g) acts of war, sabotage or terrorism, military actions or the escalation thereof; or (h) changes resulting from the announcement of this Agreement and the transactions contemplated hereby.
“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.
“Merger Consideration” means the aggregate Per Share Cash Consideration and the Per Share Stock Consideration.
“OCC” means the Office of the Comptroller of the Currency.
“ODFI” means the Ohio Division of Financial Institutions.
“OGCL” means the Ohio General Corporation Law.
“Ohio Heritage” has the meaning set forth in the preamble to this Agreement.
“Ohio Heritage Articles” means the Amended and Restated Articles of Incorporation of Ohio Heritage, as amended.
“Ohio Heritage Bank 401(k) Plan” has the meaning set forth in Section 6.10(c).
“Ohio Heritage Bank” has the meaning set forth in the recitals to this Agreement.
“Ohio Heritage Bank’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio.
“Ohio Heritage Board” means the Board of Directors of Ohio Heritage.

“Ohio Heritage Common Shares” means the shares of common stock, without par value, of Ohio Heritage.
“Ohio Heritage’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
“Ohio Heritage Group” has the meaning set forth in Section 5.03(q)(vii).
“Ohio Heritage Meeting” has the meaning set forth in Section 6.02.
“Ohio Heritage Preferred Shares” has the meaning set forth in Section 5.03(b).
“Ohio Heritage Regulations” means the regulations of Ohio Heritage, as amended.
“Ohio Heritage Shareholder Adoption” has the meaning set forth in Section 5.03(d).
“Ohio Heritage Shares” has the meaning set forth in Section 5.03(b).
“Old Certificates” has the meaning set forth in Section 3.03(c)(i).
“OSS” means the Office of the Secretary of State of the State of Ohio.
“Parent Merger” has the meaning set forth in Section 2.01(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
“Peoples” has the meaning set forth in the preamble to this Agreement.
“Peoples Articles” means the Articles of Incorporation of Peoples, as amended.
“Peoples Bank” has the meaning set forth in the recitals to this Agreement.
“Peoples Board” means the Board of Directors of Peoples.
“Peoples Board Deferred Compensation Plan” means the Second Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.
“Peoples Common Shares” means shares of common stock, without par value, of Peoples.
“Peoples Equity Plan” means the Peoples’ Second Amended and Restated 2006 Equity Plan, as amended.

“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on the NASDAQ - Global Select Market during the 20 consecutive trading days immediately preceding the Effective Date.
“Peoples Regulations” means the regulations of Peoples, as amended.
“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).
“Per Share Merger Consideration” means an amount equal to $110 per share based on 342,458 Ohio Heritage Common Shares outstanding as of the date of this Agreement.
“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).
“Permitted Liens” has the meaning set forth in Section 5.03(u).
“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Phase I” has the meaning set forth in Section 6.19.
“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).
“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by Peoples to register with the SEC the Peoples Common Shares that makes up a portion of the Merger Consideration, which also will include Ohio Heritage’s proxy statement seeking the approval of its shareholders of the transactions contemplated by this Agreement.
“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
“Regulatory Order” has the meaning set forth in Section 5.03(i)(i).
“Related Parties” has the meaning set forth in Section 5.03(cc).
“Related Party Agreements” has the meaning set forth in 5.03(cc).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
“Resulting Bank” has the meaning set forth in Section 2.02.
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 5.04(l)(ii).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subsidiary” has the meanings ascribed to them in Rule 1‑02 of Regulation S-X of the SEC.
“Subsidiary Merger” has the meaning set forth in Section 2.02.
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.03(o).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Title Agency” has the meaning set forth in Section 4.03.
“Title Agency Transfer” has the meaning set forth in Section 4.03.
“Transaction Costs” means costs and expenses directly or indirectly related to the Agreement and the transactions contemplated herein, whether paid or accrued and including, without limitation, professional fees (legal, accounting, investment banking and financial advisory), and data room costs.
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means Ohio Heritage Shares held by Ohio Heritage or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among Peoples and certain shareholders of Ohio Heritage.

ARTICLE II
The MergerArticle II - The Merger
2.01    The Parent Merger.

(a)    The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Ohio Heritage shall merge with and into Peoples (the “Parent Merger”), Peoples shall survive the Parent Merger and continue to exist as an Ohio corporation (Peoples, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Ohio Heritage shall cease. At the Effective Time:

    (i)     The Peoples Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)     The Peoples Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii)     Each individual serving as a director of Peoples immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Articles and the Peoples Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Peoples Articles or the Peoples Regulations or as otherwise provided by the OGCL.

(b)    Option to Change Method of Merger. Peoples may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)     Alter or change the amount or kind of consideration to which the holders of Ohio Heritage Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement; or

(ii)     Impede or delay consummation of the transactions contemplated by this Agreement or result in any additional expense, cost or liability to Ohio Heritage or its shareholders; or

(iii)    Cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code.

Ohio Heritage, if reasonably requested by Peoples, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02    The Subsidiary Merger. At the time specified by Peoples Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), Ohio Heritage Bank shall merge with and into Peoples Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Ohio Heritage Bank and Peoples Bank and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Ohio Heritage Bank shall cease and Peoples Bank shall survive the Subsidiary Merger and continue to exist as a national bank (Peoples Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of Ohio Heritage Bank shall cease. The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger”.
2.03    Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (a) the filing of certificates of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.
2.04    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Peoples and Ohio Heritage shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III
Merger Consideration.
3.01    Merger Consideration.
At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:
(a)     Conversion of Ohio Heritage Common Shares. Subject to Sections 3.03 and 3.04, and except as otherwise provided by paragraph (b) of this Section 3.01, each Ohio Heritage Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, as follows:
(i) the number of Peoples Common Shares equal to 85% of the Per Share Merger Consideration based on the Peoples Market Price (the “Per Share Stock Consideration”); and
(ii) an amount of cash equal to 15% of the Per Share Merger Consideration (the “Per Share Cash Consideration”)
(b)    Aggregate Consideration.

(i)    The “Aggregate Consideration” for purposes of this Agreement shall be $37,670,380.
(ii)    If the number of Ohio Heritage Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of Ohio Heritage Common Shares issued and outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Merger Consideration.
(c)    Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.02    Rights as Shareholders; Share Transfers. At the Effective Time, holders of Ohio Heritage Common Shares shall cease to be, and shall have no rights as, shareholders of Ohio Heritage, other than (a) to receive any dividend or other distribution with respect to such Ohio Heritage Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Per Share Merger Consideration, or (c) to appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Ohio Heritage or the Surviving Corporation of any Ohio Heritage Common Shares.
3.03    Exchange and Payment Procedures.
(a)    Exchange Agent. Wells Fargo Shareowner Services will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)    Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or cause to be deposited, with the Exchange Agent (i) certificates representing Peoples Common Shares, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Per Share Cash Consideration and (B) in lieu of fractional shares pursuant to Section 3.03(d) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Peoples, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Ohio Heritage Common Shares. Any interest and other income resulting from such investments shall be paid to Peoples. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Peoples Common Shares held by it in the Exchange Fund, except that it shall receive and hold in trust for the recipients of the Peoples Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such Peoples Common Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.
(c)    Exchange Procedures.
(i)     As promptly as practicable after the Effective Time, Peoples shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented Ohio Heritage Common Shares (other than Dissenting Shares) (“Old Certificates”) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent, and shall be in customary form as directed by Peoples and reasonably acceptable to Ohio Heritage, and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required by Peoples or the Exchange Agent, the holders of such Old Certificates shall be entitled to receive the number of whole shares of Peoples Common Shares that such holder has the right to receive pursuant to Sections 3.01 and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01 (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02). Old Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Peoples Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of Ohio Heritage Common Shares not registered in the transfer records of Ohio Heritage, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Ohio Heritage Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Peoples and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(ii)    No dividends or other distributions declared or made after the Effective Time with respect to Peoples Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Peoples Common Shares hereunder until such Person surrenders his, her or its Old Certificates in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Peoples Common Shares represented by such Person’s Old Certificates.
(d)    No Fractional Peoples Common Shares. No certificates representing fractional Peoples Common Shares shall be issued upon the surrender for exchange of the Old Certificates, and such fractional Peoples Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Each holder of Ohio Heritage Common Shares who would otherwise be entitled to receive a fractional Peoples Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (i) the fractional Peoples Common Share interest to which such holder (after taking into account all Ohio Heritage Common Shares held at the Effective time by such holder) would otherwise be entitled by (ii) the Per Share Cash Consideration.
(e)     Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Ohio Heritage for 180 days after the Effective Time shall be paid to Peoples. Any shareholders of Ohio Heritage who have not theretofore complied with this Article III shall thereafter look only to Peoples for payment of the Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor Peoples shall be liable to any former holder of Ohio Heritage Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)    No Liability. None of Peoples, Ohio Heritage or the Exchange Agent shall be liable to any former holder of Ohio Heritage Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Peoples Common Share interest, or any dividends or distributions with respect to Peoples Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(g)    Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance reasonably acceptable to Peoples and, if required by Peoples or the Exchange Agent, providing indemnification in a form reasonably acceptable to Peoples or the Exchange Agent against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Ohio Heritage Common Shares represented by such Old Certificate.
(h)    Withholding Rights. Peoples or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Ohio Heritage Common Shares such amounts as Peoples or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Peoples or the Peoples Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Ohio Heritage Common Shares.
(i)    Book Entry. All shares of Peoples Common Shares to be issued in the Merger shall be issued in book entry form, without physical certificates; provided that Peoples may issue any of such shares in physical form at its sole discretion.

(j)    Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.
3.04    Dissenting Shares. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding Ohio Heritage Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

ARTICLE IV
Actions Pending Consummation of Merger

4.01    Forbearances of Ohio Heritage. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of Peoples, which consent shall not be unreasonably withheld, Ohio Heritage shall not, and shall cause its Subsidiaries not to:
(a)    Ordinary Course. Except as set forth in Section 4.01(a) of Ohio Heritage’s Disclosure Schedule, conduct the business of Ohio Heritage and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Ohio Heritage’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Ohio Heritage Common Shares, other capital stock of Ohio Heritage or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional Ohio Heritage Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)    Dividends; distributions; adjustments. (i) make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, except for (A) dividends from Ohio Heritage Bank to Ohio Heritage and (B) a dividend payable by Ohio Heritage to its shareholders immediately prior to the Effective Date based on an annual dividend of $1.34 per share as prorated to Effective Date, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)    Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of Ohio Heritage or Ohio Heritage Bank, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary, wage or bonus increase or increase any employee benefit (including incentive or bonus payments), except for (i) changes that are required by applicable law, and (ii) retention or other payments to be paid at or prior to the Effective Time by Ohio Heritage, at its discretion, to certain employees; provided, however, that the total aggregate amount of any such payments does not exceed $50,000.

(e)    Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Ohio Heritage or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock, phantom stock or other compensation or benefits payable thereunder.
(f)    Dispositions. Except as set forth in Section 4.01(f) of Ohio Heritage’s Disclosure Schedules, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Except as set forth in Section 4.01(h) of Ohio Heritage’s Disclosure Schedules, amend the Ohio Heritage Articles, the Ohio Heritage Regulations or the articles of incorporation or code of regulations of Ohio Heritage Bank.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
(j)    Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), or terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts.
(k)    Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements.
(l)    Adverse Actions. Take any action that is intended or is reasonably likely, to the Knowledge of Ohio Heritage, to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow in any material respect its existing policies or practices with respect to managing its fiduciary risks.
(n)    Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
(o)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in Ohio Heritage Bank’s Territory which are secured by collateral located in the Ohio Heritage Bank’s Territory in the ordinary course and consistent with past practices.
(p)    Capital Expenditures. Make any capital expenditure or capital addition or improvement which individually exceeds $10,000 or in the aggregate exceed $25,000.
(q)    Lending. (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of Ohio Heritage concerning which Persons may approve loans; or
(ii) originate or issue a commitment to originate any loan in a principal amount in excess of $500,000.
(r)      Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), except for any Taxes as to which Ohio Heritage contests in good faith and sets aside adequate reserves to cover; or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
(s)    Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(t)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(u)    Foreclosures. Foreclose upon or otherwise cause Ohio Heritage Bank to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of five acres or less to be foreclosed upon unless Ohio Heritage or Ohio Heritage Bank has reason to believe such real property may contain any such Hazardous Material.
(v)    Deposit Liabilities. Except as set forth in Section 4.01(v) of Ohio Heritage’s Disclosure Schedule, take any action that would cause or permit any material change in the amount or general composition of deposit liabilities (other than brokered deposits).
(w)    Commitments. Agree or commit to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement shall give Peoples, directly or indirectly, the right to control or direct the operations of Ohio Heritage or its Subsidiaries prior to the Effective Time.
4.02    Forbearances of Both Parties Relating to Tax Effect of Transaction. During the period from the date of this Agreement through the Effective Time or earlier termination of this Agreement, neither Ohio Heritage nor Peoples shall, and neither Ohio Heritage nor Peoples shall permit any of their respective Subsidiaries to, take any action or fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.03    Transfer of Title Agency. On or before the Effective Date, Ohio Heritage shall sell, convey, transfer, dispose or dissolve Coshocton County Title Agency, LLC, an Ohio limited liability company (the “Title Agency”). The sale, conveyance, transfer, disposition or dissolution of the Title Agency contemplated by this Section 4.03 is referred to herein as the “Title Agency Transfer”. Ohio Heritage shall take, or cause to be taken, all such actions necessary to ensure that the Title Agency Transfer complies with all applicable laws. The form of any and all documentation relating to the Title Agency Transfer shall be subject to the prior approval of Peoples, which shall not be unreasonably withheld.
ARTICLE V
Representations and Warranties

5.01    Disclosure Schedules. On or prior to the date hereof, Ohio Heritage delivered to Peoples a schedule, and Peoples delivered to Ohio Heritage a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.
5.02    Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect.

5.03    Representations and Warranties of Ohio Heritage. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Ohio Heritage hereby represents and warrants to Peoples that the following are true and correct (provided that none of the following representations or warranties shall be applicable to the Title Agency except for Section 5.03(c)(iv)):
(a)    Organization, Standing and Authority.
(i)    Ohio Heritage is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where any such failures to be qualified and in good standing as a foreign corporation has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Ohio Heritage. The foreign jurisdictions in which Ohio Heritage conducts business are set forth in Section 5.03(a) of the Ohio Heritage Disclosure Schedule. Ohio Heritage is registered as a financial holding company under the BHCA.
(ii)    Ohio Heritage Bank is a state-chartered savings bank, duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified except where any such failures to be qualified and in good standing as a foreign corporation has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Ohio Heritage.
(b)    Capital Structure of Ohio Heritage. As of the date of this Agreement, the authorized capital stock of Ohio Heritage consists of (i) 680,000 Ohio Heritage Common Shares, of which 342,458 shares are outstanding and no shares are subject to options, and (ii) 120,000 shares of serial preferred stock, with no par value, of which no shares are outstanding (“Ohio Heritage Preferred Shares”). The Ohio Heritage Common Shares and Ohio Heritage Preferred Shares are collectively referred to herein as “Ohio Heritage Shares”. As of the date of this Agreement, no Ohio Heritage Shares were held in the Ohio Heritage Bank 401(k) Plan, and no Treasury Shares were held by Ohio Heritage or otherwise owned by Ohio Heritage or its Subsidiaries. The outstanding Ohio Heritage Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the date hereof, except as Previously Disclosed in its Disclosure Schedule: (A) there are no Ohio Heritage Shares authorized and reserved for issuance, and (B) Ohio Heritage does not have any commitment to authorize, issue or sell any Ohio Heritage Shares or Rights. As of the date hereof, Ohio Heritage does not have any Rights issued or outstanding with respect to Ohio Heritage Shares.

(c)    Subsidiaries.
(i)    Section 5.03(c) of Ohio Heritage’s Disclosure Schedule sets forth a true and complete list of each Subsidiary of Ohio Heritage.
(ii)(A)    Ohio Heritage owns all of the issued and outstanding equity securities of its Subsidiaries, (B) no equity securities of its Subsidiaries are or may become required to be issued (other than to Ohio Heritage) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any equity securities in such Subsidiaries (other than to Ohio Heritage), (D) there are no contracts, commitments, understandings, or arrangements relating to Ohio Heritage’s rights to vote or to dispose of such securities and (E) all of the equity securities of each of Ohio Heritage’s Subsidiaries held by Ohio Heritage are fully paid and nonassessable and are owned by Ohio Heritage free and clear of any Liens other than Permitted Liens.
(iii)    Except as set forth on Section 5.03(c) of Ohio Heritage’s Disclosure Schedule, neither Ohio Heritage nor its Subsidiaries own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(iv)    Ohio Heritage represents that with respect to the Title Agency, neither Ohio Heritage nor any of its Subsidiaries shall have any remaining obligation, responsibility or liability, of any kind or nature, for any actions pertaining to, arising from or related to the Title Company upon consummation of the Title Agency Transfer.
(d)    Corporate Power. Each of Ohio Heritage and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Ohio Heritage has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of Ohio Heritage’s shareholders (the “Ohio Heritage Shareholder Adoption”) and applicable Regulatory Authorities, and Ohio Heritage Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement, subject to the approval of this Agreement and the transactions contemplated hereby by applicable Regulatory Authorities.
(e)    Corporate Authority; Authorized and Effective Agreement. Subject to the Ohio Heritage Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Ohio Heritage and the Ohio Heritage Board prior to the date of this Agreement. This Agreement is a valid and legally binding obligation of Ohio Heritage, assuming due execution and delivery hereof by Peoples, enforceable against Ohio Heritage in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(f)    Regulatory Approvals; No Defaults.
(i)    Except as set forth in Section 5.03(f)(i) of Ohio Heritage’s Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Ohio Heritage or any of its Subsidiaries in connection with the execution, delivery or performance by Ohio Heritage of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the certificates of merger with the OSS pursuant to the OGCL, (C) the receipt of the approvals set forth in Section 7.01(b); and (D) any consents, approvals, filings or registrations as to which the failure to obtain them would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Ohio Heritage. As of the date hereof, Ohio Heritage, to its Knowledge, is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Except as set forth in Section 5.03(f)(ii) of Ohio Heritage’s Disclosure Schedule, subject to the Ohio Heritage Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b), and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Ohio Heritage or of any of its Subsidiaries or to which Ohio Heritage or any of its Subsidiaries or their properties are subject or bound, (B) constitute a breach or violation of, or a default under, the Ohio Heritage Articles or the Ohio Heritage Regulations or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    Ohio Heritage has delivered or will deliver to Peoples (a) audited consolidated financial statements for each of the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by BKD, LLP, Ohio Heritage’s independent registered public accounting firm, (b) unaudited consolidated financial statements for the interim period ended March 31, 2014 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income, and (c) unaudited monthly financial statements for March 31, 2013 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, “Ohio Heritage’s Financial Statements”). Ohio Heritage’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present in all material respects the financial position of Ohio Heritage as of the dates thereof and the results of operations and cash flows for the periods indicated, except as indicated in Ohio Heritage’s Financial Statements or in the notes thereto and subject in the case of the interim financial statements to normal year‑end adjustments and the absence of notes thereto. Except as set forth in Ohio Heritage’s Financial Statements, Ohio Heritage and its Subsidiaries have no liabilities or obligations as of the date hereof of a nature required to be disclosed in a balance sheet prepared under generally accepted accounting principles, other than those arising in the ordinary course of business after December 31, 2013.
(ii)    Since December 31, 2013, Ohio Heritage and its Subsidiaries have not incurred any material liability of a nature required to be disclosed in a balance sheet prepared under generally accepted accounting principles not disclosed in Ohio Heritage’s Financial Statements, other than those arising in the ordinary course of business after December 31, 2013 or those arising under this Agreement and the transactions contemplated hereby.
(iii)    Since December 31, 2013, (A) Ohio Heritage and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice in all material respects and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Ohio Heritage or any of its Subsidiaries.
(iv)    Ohio Heritage has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management of Ohio Heritage has evaluated the effectiveness of Ohio Heritage’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by Ohio Heritage’s Financial Statements and, based on such evaluations, has Previously Disclosed to Peoples (A) to Ohio Heritage’s Knowledge, all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect Ohio Heritage’s ability to record, process, summarize and report financial information and (B) to Ohio Heritage’s Knowledge, any fraud, whether or not material, that involves management or other employees of Ohio Heritage or its Subsidiaries. Ohio Heritage has provided, or will provide, to Peoples access to all documentation related to Ohio Heritage’s internal control over financial reporting.
(h)    Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Ohio Heritage or its Subsidiaries and, to Ohio Heritage’s Knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Ohio Heritage or any of its Subsidiaries.

(i)    Regulatory Matters.
(i)    Neither Ohio Heritage nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the ODFI, the FDIC and the FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
(ii)    Neither Ohio Heritage nor any of its Subsidiaries has been notified by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(j)    Compliance with Laws. Ohio Heritage and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Ohio Heritage’s Knowledge, no suspension or cancellation of any of them is threatened; and (iii) to Ohio Heritage’s Knowledge, has not received any notification or communication from any Governmental Authority (A) asserting that Ohio Heritage or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist).
(k)    Material Contracts; Defaults.
(i)    Except as set forth in the Disclosure Schedule listed under Section 5.03(k), neither Ohio Heritage nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:
(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $25,000 in the aggregate in any period of 12 consecutive months;

(B)    any contract relating to any direct or indirect indebtedness of Ohio Heritage or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;
(C)    any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Ohio Heritage or any of its Subsidiaries;
(D)    any contract containing covenants limiting the freedom of Ohio Heritage or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Ohio Heritage’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)    any contract with any insider of Ohio Heritage or any of its Subsidiaries or any arrangement under which Ohio Heritage or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Ohio Heritage or any of its Subsidiaries;
(K)    any contract that requires the payment of royalties;

(L)    any contract pursuant to which Ohio Heritage or any of its Subsidiaries has any obligation to share revenues or profits derived from Ohio Heritage or any of its Subsidiaries with any other Person;
(M)    any contract between (i) Ohio Heritage or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Ohio Heritage or any of its Subsidiaries, on the other hand, and (ii) Ohio Heritage or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of Ohio Heritage or any of its Subsidiaries, on the other hand; and
(N)    any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $25,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)    “Material Contracts” shall mean those contracts on Ohio Heritage’s Disclosure Schedule listed under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Ohio Heritage or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of Ohio Heritage, as to the other parties to such Material Contracts. Except as disclosed in Ohio Heritage’s Disclosure Schedule, Ohio Heritage and/or its Subsidiaries, as applicable, and to the Knowledge of Ohio Heritage, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Ohio Heritage nor its Subsidiaries, and to the Knowledge of Ohio Heritage, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Ohio Heritage nor its Subsidiaries, and to the Knowledge of Ohio Heritage, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Ohio Heritage nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of Ohio Heritage, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(l)    Brokerage and Finder’s Fees. Except as Previously Disclosed, neither Ohio Heritage nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m)    Employee Benefit Plans.
(i)    Section 5.03(m) of Ohio Heritage’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Ohio Heritage or Ohio Heritage Bank or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Ohio Heritage or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither Ohio Heritage nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as may be required by law. No Compensation and Benefit Plan holds any Ohio Heritage Common Shares.
(ii)    To the Knowledge of Ohio Heritage, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”), and to the Knowledge of Ohio Heritage, no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of Ohio Heritage, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. To the Knowledge of Ohio Heritage, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Neither Ohio Heritage nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Ohio Heritage or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of Ohio Heritage, no event has occurred or circumstance exists, other than changes in the law and the ordinary and necessary business adjustments that can be made by insurer(s), that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii)    None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Ohio Heritage or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Ohio Heritage under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Ohio Heritage, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan.
(iv)    All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Ohio Heritage or any of its Subsidiaries was or is a party have been timely made or have been reflected on Ohio Heritage’s Financial Statements.
(v)    Except as otherwise provided under Section 6.10(c), neither Ohio Heritage nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Ohio Heritage or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)    Neither Ohio Heritage, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)    With respect to each Compensation and Benefit Plan, if applicable, Ohio Heritage has provided or made available to Peoples, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F)  the most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; (H) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (I) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii)    Except as set forth in Section 5.03(m)(viii) of Ohio Heritage’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(ix)    Neither Ohio Heritage nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)    Except as set forth in Ohio Heritage’s Disclosure Schedules, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, Ohio Heritage or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of Ohio Heritage on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(n)    Labor Matters. Neither Ohio Heritage nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Ohio Heritage or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Ohio Heritage or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Ohio Heritage’s Knowledge, threatened, nor is Ohio Heritage aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Ohio Heritage and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(o)    Takeover Laws. Ohio Heritage has taken all action required to be taken by Ohio Heritage in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”); and (ii) any applicable provisions of the Ohio Heritage Articles, the Ohio Heritage Regulations and/or the governing documents of Ohio Heritage Bank.

(p)    Environmental Matters. Neither the conduct nor the operation of Ohio Heritage or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws in any material respect and to Ohio Heritage’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in material liability under Environmental Laws. Neither Ohio Heritage nor any of its Subsidiaries has received any notice from any Person that Ohio Heritage or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
(q)    Tax Matters.
(i)(A)    All Tax Returns that were or are required to be filed by or with respect to Ohio Heritage and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Ohio Heritage or its Subsidiaries. Ohio Heritage has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by Ohio Heritage and its Subsidiaries for each of the three most recent fiscal years. Neither Ohio Heritage nor any of its Subsidiaries has any material liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Ohio Heritage’s Financial Statements or that have arisen in the ordinary and usual course of business since March 31, 2014. There are no Liens for Taxes upon the assets of Ohio Heritage or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.
(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)    Ohio Heritage and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)    No claim has been made within the past six years by any Governmental Authority in a jurisdiction where Ohio Heritage or any of its Subsidiaries do not file Tax Returns that Ohio Heritage or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.

(v)    Neither Ohio Heritage nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)    Except as set forth on Section 5.03(q)(vi) of Ohio Heritage’s Disclosure Schedule, neither Ohio Heritage nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2008. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to Ohio Heritage or any of its Subsidiaries and, to the Knowledge of Ohio Heritage, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of Ohio Heritage, is threatening to assert against Ohio Heritage or any of its Subsidiaries any deficiency or claim for additional Taxes.
(vii)    Neither Ohio Heritage nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Ohio Heritage is or was the common parent corporation (the “Ohio Heritage Group”), or (C) has any liability for the Taxes of any person (other than members of the Ohio Heritage Group) as a transferee or successor, by contract, or otherwise.
(viii)    Except as Previously Disclosed, neither Ohio Heritage nor any of its Subsidiaries has agreed to any extension of the statute of limitations with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of the statute of limitations has been requested.
(ix)    Neither Ohio Heritage nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    Except as set forth on Section 5.03(q)(x) of Ohio Heritage’s Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Ohio Heritage or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.
(xi)    Except as set forth on Section 5.03(q)(xi) of Ohio Heritage’s Disclosure Schedule, neither Ohio Heritage nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
(xii)    None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.

(xiii)    Ohio Heritage operates at least one significant historic business, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).
(xiv)    Ohio Heritage has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(r)    Risk Management Instruments. Neither Ohio Heritage nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(s)    Books and Records. The books of account, minute books, stock record books, and other records of Ohio Heritage and its Subsidiaries, all of which have been made available to Peoples, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly in all material respects reflect the transactions and dispositions of the assets of Ohio Heritage and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Ohio Heritage and its Subsidiaries contain accurate and complete records, in all material respects, of all meetings held of, and corporate action taken by, the shareholders, the Ohio Heritage Board and the governing bodies of its Subsidiaries, and committees of the Ohio Heritage Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Ohio Heritage Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.
(t)    Insurance. Section 5.03(t) of Ohio Heritage’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Ohio Heritage or its Subsidiaries. All such insurance policies are in full force and effect; Ohio Heritage and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
(u)    Title to Real Property and Assets. Section 5.03(u) of Ohio Heritage’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Ohio Heritage or its Subsidiaries. Except as set forth in Section 5.03(u) of Ohio Heritage’s Disclosure Schedule, Ohio Heritage and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the Ohio Heritage’s Financial Statements as being owned by Ohio Heritage as of December 31, 2013, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business (collectively, “Permitted Liens”). Neither Ohio Heritage nor any of its Subsidiaries is a lessee with respect to any real property. All leases pursuant to which Ohio Heritage or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that Ohio Heritage or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to the Knowledge of Ohio Heritage, the lessor.

(v)    Loans; Certain Transactions. Except as set forth on Ohio Heritage’s Disclosure Schedules, each loan reflected as an asset in the Ohio Heritage’s Financial Statements as of December 31, 2013, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 5.03(v) of Ohio Heritage’s Disclosure Schedules, Ohio Heritage Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Ohio Heritage or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Ohio Heritage Bank and that are subject to 12 C.F.R. Part 215, comply therewith.

(w)    Allowance for Loan Losses. Except as set forth on Section 5.03(w) of Ohio Heritage’s Disclosure Schedules, there is no loan which was made by Ohio Heritage Bank and which is reflected as an asset of Ohio Heritage or Ohio Heritage Bank on Ohio Heritage’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of Ohio Heritage or Ohio Heritage Bank as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on Ohio Heritage’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to Ohio Heritage and Ohio Heritage Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.
(x)    Repurchase Agreements. With respect to all agreements pursuant to which Ohio Heritage or its Subsidiaries has purchased securities subject to an agreement to resell, if any, Ohio Heritage or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y)    Investment Portfolio. All investment securities held by Ohio Heritage or its Subsidiaries, as reflected in the Ohio Heritage’s Financial Statements, are in all material respects carried in accordance with generally accepted accounting principles and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. Ohio Heritage or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Ohio Heritage’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Ohio Heritage or its Subsidiaries.

(z)    Deposit Insurance. The deposit accounts of Ohio Heritage Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Ohio Heritage Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Ohio Heritage Bank, and Ohio Heritage Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Ohio Heritage Bank have been originated and administered in all material respects in accordance with the terms of the respective governing documents. Neither Ohio Heritage nor Ohio Heritage Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Ohio Heritage Bank.

(aa)    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Ohio Heritage has not been advised in writing of, and has no reasonable basis to believe that any facts or circumstances exist, which would cause Ohio Heritage or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Ohio Heritage is not aware of any facts or circumstances that would cause Ohio Heritage to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Ohio Heritage or any of its Subsidiaries to undertake any material remedial action. The Ohio Heritage Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Ohio Heritage (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(bb)    CRA Compliance. Neither Ohio Heritage nor Ohio Heritage Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Ohio Heritage Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither Ohio Heritage nor Ohio Heritage Bank has Knowledge of any fact or circumstance or set of facts or circumstances which could be reasonably expected to cause Ohio Heritage or Ohio Heritage Bank to receive notice of non-compliance with such provisions or cause the CRA rating of Ohio Heritage Bank to fall below satisfactory.

(cc)    Related Party Transactions. Except as set forth in Section 5.03(cc) of Ohio Heritage’s Disclosure Schedules, neither Ohio Heritage nor any of its Subsidiaries has entered into any transactions with any Affiliate of Ohio Heritage or its Subsidiaries or any Affiliate of any director or officer of Ohio Heritage or its Subsidiaries (collectively, the “Related Parties”). Except as set forth in Section 5.03(cc) of Ohio Heritage’s Disclosure Schedules, none of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Ohio Heritage or any of its Affiliates; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Ohio Heritage or any of its Subsidiaries uses or the use of which is necessary for conduct of their business; (iii) has brought any action against, or owes any amount to, Ohio Heritage or its Subsidiaries; or (iv) on behalf of Ohio Heritage or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of Ohio Heritage or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(cc) of Ohio Heritage’s Disclosure Schedule contains a complete list of all contracts between Ohio Heritage, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Peoples has given its prior written consent). Except as set forth in Section 5.03(cc) of Ohio Heritage’s Disclosure Schedules, the Bank is not party to any transaction with any Related Party on other than arm’s-length terms.
(dd)    Prohibited Payments. Ohio Heritage and its Subsidiaries have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Ohio Heritage or its Subsidiaries for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Ohio Heritage or any of its Subsidiaries, which Ohio Heritage or its Subsidiaries knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
(ee)    Fairness Opinion. The Special Committee of the Ohio Heritage Board has received the written opinion of GBQ Consulting LLC, to the effect that, as of the date hereof, the Merger Consideration to be received by the Ohio Heritage shareholders in the Merger is fair to the holders of Ohio Heritage Common Shares from a financial point of view.

(ff)    Absence of Undisclosed Liabilities. Neither Ohio Heritage nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Ohio Heritage on a consolidated basis, except as disclosed in the Ohio Heritage Financial Statements.
(gg)    Material Adverse Effect. Ohio Heritage has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2013, that has had or could reasonably be expected to have a Material Adverse Effect on Ohio Heritage or any of its Subsidiaries.
(hh)    No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.03, neither Ohio Heritage nor any Person on its behalf has made or makes any other express or implied representation or warranty whatsoever.
5.04    Representations and Warranties of Peoples. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Peoples hereby represents and warrants to Ohio Heritage that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples is duly qualified to do business and is in good standing any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where any such failures to be qualified and in good standing as a foreign corporation has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples. Peoples is registered as a financial holding company under the BHCA.
(ii)    Peoples Bank is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where any such failures to be qualified and in good standing as a foreign corporation has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples.
(b)    Capital Structure of Peoples. As of December 31, 2013, the authorized capital stock of Peoples consists of 24,000,000 Peoples Common Shares, of which 10,605,782 shares are outstanding and 50,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of December 31, 2013, 600,794 PEBO Common Shares are held in treasury by PEBO. As of the date hereof, Peoples has reserved the following number of PEBO Common Shares for issuance (i) 1,081,260 for the Peoples Equity Plan, (ii) 500,000 for its dividend reinvestment plan, and (iii) 240,298 the Peoples Board Deferred Compensation Plan.

(c)    Subsidiaries.
(i)(A)    Section 5.04(c) of Peoples’ Disclosure Schedule contains list of Peoples’ Subsidiaries, (B) Peoples owns all of the issued and outstanding equity securities of its Subsidiaries, (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to Peoples) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to Peoples), (E) there are no contracts, commitments, understandings, or arrangements relating to Peoples’ rights to vote or to dispose of such securities and (F) all of the equity securities of the Subsidiaries held by Peoples are fully paid and nonassessable and are owned by Peoples free and clear of any Liens.
(ii)    Except as Previously Disclosed, Peoples does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than the Subsidiaries.
(d)    Ownership of Ohio Heritage Common Shares. As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding Ohio Heritage Common Shares.
(e)    Corporate Power. Each of Peoples and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, Peoples has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.
(f)    Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of Peoples and the Peoples Board prior to the date hereof, and no further corporate action or approval by the shareholders of People is required to approve this Agreement and the transactions contemplated hereby. The Agreement to Merge, when executed by Peoples Bank, shall have been approved by the board of directors of Peoples Bank and by Peoples, as the sole shareholder of Peoples Bank. This Agreement is a valid and legally binding agreement of Peoples, enforceable against Peoples in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that indicated it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2013 or (B) in connection with this Agreement and the transactions contemplated hereby.
(iii) Since December 31, 2013, (A) Peoples and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice in all material respects and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Peoples or any of its Subsidiaries.
(h)    Regulatory Matters.
(i)    Neither Peoples nor Peoples Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.
(ii)    Neither Peoples nor Peoples Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples, no litigation, claim or other proceeding before any court or governmental agency is pending against Peoples or Peoples Bank, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples.
(j)    Compliance with Laws. Peoples and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and, to the knowledge of Peoples, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing; and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that Ohio Heritage or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Peoples and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or any of its Subsidiaries.
(k)    Deposit Insurance. The deposit accounts of Peoples Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Peoples Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Peoples Bank, and Peoples Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Peoples Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither Peoples nor Peoples Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Peoples Bank.

(l)    SEC Reports.
(i)    Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(m)    Absence of Undisclosed Liabilities. Neither Peoples nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Peoples on a consolidated basis, except as disclosed in the SEC Reports.
(n)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filings of the certificates of merger with the OSS pursuant to the OGCL; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Peoples is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or of any of its Subsidiaries or to which Peoples or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Peoples Articles or Peoples Regulations, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(o)    Brokerage and Finder’s Fees. Neither Peoples nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(p)    Tax Matters. Peoples has not taken, has no present intention of taking, and has not agreed to take any action, or has failed to take any action, or knows of any fact, agreement, plan or other circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(q)    Peoples Common Shares Matters. The Peoples Common Shares to be issued in the Merger have been duly authorized and, when issued in the Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the Registration Statement, and (iii) listed for trading on the NASDAQ Global Select Market.
(r)    Takeover Laws. Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”); and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.
(s)    No Other Representations or Warranties. Except as it relates to any representations, certifications, documentation and financial information to be provided to Peoples by Ohio Heritage after the date of this Agreement, or by any Person on its behalf, in relation to the filing of the any application with the Regulatory Authorities and/or in relation with the filing of the Registration Statement (including any amendments thereto), Peoples acknowledges and agrees that (i) it may only rely on the representations and warranties expressly set forth in this Agreement by Ohio Heritage and (ii) neither Ohio Heritage nor any Person on its behalf has made or is making any other express or implied representation or warranty whatsoever.

ARTICLE VI
Covenants

6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Ohio Heritage and Peoples shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approval. Ohio Heritage, in consultation with Peoples, shall take, in accordance with applicable law and the Ohio Heritage Articles and the Ohio Heritage Regulations, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the Ohio Heritage shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “Ohio Heritage Meeting”), as promptly as practicable after the date hereof. The Ohio Heritage Board shall inform the shareholders of Ohio Heritage in the Proxy Statement/Prospectus that directors, comprising at least 90% of the total stock owned directly or indirectly by the directors, executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all shares of Ohio Heritage which they own of record in favor of approving this Agreement and any other necessary documents or actions. All directors will, in accordance with the Voting Agreement, recommend approval of this Agreement to the other shareholders of Ohio Heritage, subject only to such director’s fiduciary obligations, and will use their reasonable best efforts to obtain the necessary approvals by the shareholders of this Agreement and the transactions contemplated hereby.
6.03     Registration Statement; Proxy Statement/Prospectus.
(a)    Peoples will prepare and file a Registration Statement with the SEC, as soon as reasonably practicable, to register a sufficient number of shares of Peoples Common Shares which the shareholders of Ohio Heritage will receive pursuant to Section 3.01 at the Effective Time. Peoples will use its best efforts to cause such Registration Statement to become effective. Peoples and Ohio Heritage agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of Ohio Heritage to be held in connection with the Merger, in either case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    Peoples and Ohio Heritage each agree to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to Ohio Heritage shareholders.
(c)    If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
6.04    Press Releases. Upon the execution of this Agreement, Peoples and Ohio Heritage shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of Peoples and Ohio Heritage. Neither Ohio Heritage nor Peoples will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.

6.05    Access; Information.
(a)    Ohio Heritage shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, Peoples and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and such other information as Peoples may reasonably request and, during such period, (i) shall furnish promptly to Peoples a copy of each material report, schedule and other document filed by it or Ohio Heritage Bank pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of Ohio Heritage or Ohio Heritage Bank as Peoples may reasonably request. Ohio Heritage shall invite two Representatives of Peoples selected by Peoples from time to time to attend, solely as observers, all meetings of the Ohio Heritage Board (and committees thereof) and Ohio Heritage Bank board after the date of this Agreement; provided, however, that in no event shall such Peoples Representatives be invited to or permitted to attend any executive session of Ohio Heritage’s or Ohio Heritage Bank’s board or any meeting at which Ohio Heritage reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the Ohio Heritage Board or Ohio Heritage Bank board, as applicable.
(b)    Neither Ohio Heritage nor Peoples will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.
(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)    During the period from the date of this Agreement to the Effective Time, Ohio Heritage shall deliver to Peoples the monthly and quarterly unaudited consolidated financial statements of Ohio Heritage prepared for its internal use and the report of condition and income of Ohio Heritage Bank for each quarterly period completed prior to the Effective Date as the same shall become available.

6.06    Acquisition Proposals; Break Up Fee.
(a)    Ohio Heritage shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of Ohio Heritage and its Subsidiaries not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than Peoples, relating to (i) any acquisition or purchase of all or substantially all of the assets of Ohio Heritage and/or Ohio Heritage Bank or (ii) any merger, consolidation or business combination with Ohio Heritage and/or Ohio Heritage Bank (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this Section shall prohibit Ohio Heritage from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (A) the Ohio Heritage Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of Ohio Heritage under applicable law and (B) before furnishing such information to, or entering into discussions or negotiations with, such Person, Ohio Heritage provides immediate written notice to Peoples of such action, the identity of the bidder and the substance of such Acquisition Proposal.
(b)    In the event that Ohio Heritage and/or Ohio Heritage Bank either (i) after consultation with and based upon the advice of legal counsel, determines in good faith that pursuing such Acquisition Proposal and terminating this Agreement is required to fulfill its fiduciary duties to the shareholders of Ohio Heritage under applicable law, or (ii) executes a definitive agreement in respect of an Acquisition Proposal, Ohio Heritage shall pay to Peoples in immediately available funds the sum of $1,130,111 immediately after the earlier of (x) giving notice of (i) above, or (y) such execution.
6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from the Takeover Law, as now or hereafter in effect.
6.08    Certain Policies. Before the Effective Time, Ohio Heritage will consider, upon the request of Peoples, (i) modifying and changing its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples and (ii) evaluating the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Ohio Heritage will not consider any such action pursuant to this Section 6.08 unless and until Peoples certifies that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to Ohio Heritage that Peoples’ representations and warranties, subject to Section 5.02, are true and correct as of such date and that Peoples is otherwise in material compliance with this Agreement; provided further, however, that Ohio Heritage will not consider any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with generally accepted accounting principles or applicable law; and, provided further, that Ohio Heritage shall not be obligated to take any action referred to above. Ohio Heritage’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09    Regulatory Applications.
(a)    Peoples and Ohio Heritage and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Peoples to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. Peoples agrees that it will consult with Ohio Heritage with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep Ohio Heritage apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. Ohio Heritage shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, Ohio Heritage shall not have any right to review and/or inspect any proprietary information submitted by Peoples to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Peoples in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(b)    Ohio Heritage agrees, upon request, to furnish Peoples with all information concerning itself, Ohio Heritage Bank, directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or any of its Subsidiaries to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits.
(a)    General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Ohio Heritage’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and Ohio Heritage’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Ohio Heritage or any of its Subsidiaries who become employees of Peoples as a result of the Merger shall participate, as soon as administratively practicable, in the employee benefit plans sponsored by Peoples for Peoples’ employees (with credit for their years of service with Ohio Heritage or its Subsidiaries for participation, vesting, and determination of benefits purposes under Peoples’ applicable plans), including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent Ohio Heritage’s employees participate in Peoples’ group health plan (instead of continued participation in Ohio Heritage’s group health plan), Peoples agrees to waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and applicable insurance policy.

(b)    Employee Severance. Subject to any applicable regulatory restrictions:
(i)    Peoples shall pay to each employee of Ohio Heritage or its Subsidiaries who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of Ohio Heritage or any of its Subsidiaries immediately before the Effective Time, (C) has been an employee of Ohio Heritage or any of its Subsidiaries for at least six months prior to the Effective Time, and (D) is not offered continued employment, or is offered employment outside of the employees’ current branch location or at a salary less than his or her current salary, or is involuntarily terminated by Peoples without cause during the first six months after the Effective Date, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service (provided any such employee with more than six months of service during the year in which such event occurs shall be given credit pro rata for such months) of such employee with Ohio Heritage or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following termination, provided that such employee has not been terminated for cause. For any employee of Ohio Heritage or its Subsidiaries participating in Ohio Heritage’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.
(ii)    In exchange for the severance pay described in this Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against Peoples and Affiliates.
(c)    Ohio Heritage 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of either the Ohio Heritage Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the Ohio Heritage Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiary’s 401(k) Plan (the “Ohio Heritage Bank 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the Ohio Heritage Board shall approve the adoption of any amendments to the Ohio Heritage Bank 401(k) Plan sufficient to terminate the Ohio Heritage Bank 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Following the Effective Date, Peoples, as the successor in interest to Ohio Heritage, shall begin the process of requesting from the IRS a determination that the termination of the Ohio Heritage Bank 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and distributing benefits under the Ohio Heritage Bank 401(k) Plan to plan participants. Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Ohio Heritage Bank 401(k) Plan to the Peoples 401(k) plan for employees of Ohio Heritage and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan.

6.11    Notification of Certain Matters. Ohio Heritage shall give prompt notice to Peoples of any fact, event or circumstance known to Ohio Heritage that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Ohio Heritage or any of its Subsidiaries or (ii) would cause or constitute a material breach of any of Ohio Heritage’s representations, warranties, covenants or agreements contained herein. Peoples shall give prompt notice to Ohio Heritage of any fact, event or circumstance known to Peoples that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Peoples or any of its Subsidiaries or (ii) would cause or constitute a material breach of any of Peoples’ representations, warranties, covenants or agreements contained herein
6.12    No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of Peoples, Ohio Heritage will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect. Between the date of this Agreement and the Effective Time, without the written consent of Ohio Heritage, Peoples will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.
6.13    Consents. Each of Ohio Heritage and Peoples shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14    Insurance Coverage. Ohio Heritage shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.
6.15    Correction of Information. Ohio Heritage shall promptly correct and supplement any information furnished by Ohio Heritage, or any other Person acting its behalf, to Peoples under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.
6.16    Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Ohio Heritage and Peoples pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby ; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the Ohio Heritage shareholders, this Section 6.16 shall not apply to information included in the Proxy Statement/Prospectus to be sent to the shareholders of Ohio Heritage under Section 6.03. Ohio Heritage and Peoples agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Ohio Heritage and Peoples agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Ohio Heritage or Peoples to fulfill its obligations hereunder, (ii) is demonstrated was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is demonstrated is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, Ohio Heritage and Peoples agree to return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.

6.17    Regulatory Matters. Peoples, Ohio Heritage and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by Ohio Heritage or Ohio Heritage Bank with, or a commitment letter, board resolution or similar submission by Ohio Heritage or Ohio Heritage Bank to, or supervisory letter from any Regulatory Authority to Ohio Heritage or Ohio Heritage Bank, to the satisfaction of such Regulatory Authority.
6.18    Indemnification.
(a)    For a period of five year after the Effective Time, Peoples shall indemnify each Person who served as a director or officer of Ohio Heritage before or after the date of this Agreement, to the fullest extent provided by the Ohio Heritage Articles and the Ohio Heritage Regulations, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Ohio Heritage at any time; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.
(b)    Before the Effective Time, Ohio Heritage shall procure, at the expense of Peoples (and provide a copy to each Ohio Heritage director and officer) a policy of directors’ and officers’ and company liability insurance (“D&O Policy”) to be effective for a period of five years following the Effective Date, on terms no less advantageous than those contained in Ohio Heritage’s existing directors’ and officers’ and company’s liability insurance policy.
6.19    Environmental Assessments. Ohio Heritage hereby agrees to permit Peoples to engage, at the expense of Peoples, a qualified consultant, mutually agreeable to Ohio Heritage and Peoples, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by Ohio Heritage or Ohio Heritage Bank, including real estate acquired by Ohio Heritage Bank upon foreclosure.
6.20    Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization’ under Section 368(a) of the Code. Without limiting the foregoing, Peoples shall maintain at least one significant historic business line of Ohio Heritage, or use at least a significant portion of Ohio Heritage’s business assets in a business, in each case within the meaning of Treasury Regulation 1.368-1(d).

6.21    NASDAQ Listing. Peoples shall cause the Peoples Common Shares to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market as of the Effective Time.
ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Peoples and Ohio Heritage to consummate the Merger is subject to the fulfillment or written waiver by Peoples and Ohio Heritage prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Ohio Heritage.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Ohio Heritage and/or Ohio Heritage Bank, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Effectiveness of Registration Statement and Proxy Statement/Prospectus. The Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order, and the issuance of the Peoples Common shares hereunder shall have been qualified in every state where such qualification is required under applicable state securities laws.
7.02    Conditions to Obligation of Ohio Heritage. The obligation of Ohio Heritage to consummate the Merger is also subject to the fulfillment or written waiver by Ohio Heritage prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall be true and correct in all material respects, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and Ohio Heritage shall have received a certificate, dated the Effective Date, signed on behalf of Peoples, by the chief executive officer of Peoples to such effect.
(b)    Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by Peoples under this Agreement at or prior to the Effective Time, and Ohio Heritage shall have received a certificate, dated the Effective Date, signed on behalf of Peoples by the chief executive officer of Peoples to such effect.
(c)    Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Merger shall have been authorized for listing on the NASDAQ Global Select Market.
(d)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.
7.03    Conditions to Obligation of Peoples. The obligation of Peoples to consummate the Merger is also subject to the fulfillment or written waiver by Peoples prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Ohio Heritage set forth in this Agreement shall be true and correct in all material respects, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date) and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Ohio Heritage, by the president of Ohio Heritage to such effect.
(b)    Performance of Obligations of Ohio Heritage. Ohio Heritage shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Ohio Heritage by the president of Ohio Heritage to such effect.
(c)    Consents. Ohio Heritage shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d)    FIRPTA Certification. Peoples shall have received a statement executed on behalf of Ohio Heritage, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to Peoples certifying that the Ohio Heritage Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)    Dissenting Shares. The holders of not more than ten percent of the outstanding Ohio Heritage Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.
(f)    Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by Ohio Heritage or Ohio Heritage Bank, including real estate acquired in connection with foreclosure, that has or would reasonably be expected to have a Material Adverse Effect on Ohio Heritage. Either (i) the results of each Phase I as reported shall be reasonably satisfactory to Peoples or (ii) any violation of the representations and warranties contained in Section 5.03(p) of this Agreement disclosed in a Phase I report shall have been remedied by Ohio Heritage or Ohio Heritage Bank to the reasonable satisfaction of Peoples, except for any results or violations that have not, or would not reasonably be expected to have, a Material Adverse Effect on Ohio Heritage.
(g)    D&O Policy. Ohio Heritage shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
(h)    Non-compete Agreement. Peoples shall have received countersigned non-compete agreement from W. Richard Baker on such terms reasonably acceptable to Peoples.
(i)     No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Ohio Heritage.
7.04    Closing. Subject to Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Columbus, Ohio on the Effective Date.
ARTICLE VIII
Termination

8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Peoples and Ohio Heritage, if the board of directors of each so determines by vote of a majority of the members of its entire board (or duly appointed special committee of its board).

(b)    Breach. At any time prior to the Effective Time, by Peoples or Ohio Heritage upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board (or duly appointed special committee of the Ohio Heritage Board), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.
(c)    Delay. At any time prior to the Effective Time, by Peoples or Ohio Heritage (or duly appointed special committee of the Ohio Heritage Board) upon written notice to the other party, if its board of directors (or such special committee) so determines by vote of a majority of the members of its entire board (or such special committee), in the event that the Parent Merger is not consummated by October 31, 2014, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)    No Approval. By Ohio Heritage or Peoples upon written notice to the other party, if its board of directors (or, in the case of Ohio Heritage, the duly appointed special committee of the Ohio Heritage Board) so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the Ohio Heritage shareholders fail to adopt this Agreement and approve the Merger at the Ohio Heritage Meeting.
(e)    Payment Pursuant to Section 6.06. Upon a payment made to Peoples in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either Ohio Heritage or Peoples.
8.02    Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 6.06 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.

ARTICLE IX
Miscellaneous

9.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10 and 6.18 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.16, 8.02 and this Article IX, which shall survive such termination).
9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Ohio Heritage Meeting, this Agreement may not be amended if it would violate the OGCL.
9.03    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile shall have the same effect as original signatures.
9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.
9.05    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. All fees to be paid to Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be paid by Peoples.
9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Ohio Heritage, to:	Ohio Heritage Bancorp, Inc. 200 Main Street Coshocton, Ohio 43812 Attention: W. Richard Baker, Chairman
With a copy to:	Morgan Law.co 784 Marburn Drive Columbus, Ohio 43214 Attention: Doug Morgan, Esq.
If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO
With a copy to:	Peoples Bancorp Inc. 1 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, Corporate Counsel

9.07    Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements, representations and warranties heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.08    Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
9.09    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

9.11 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefore. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

OHIO HERITAGE BANCORP, INC.

By /s/ W. Richard Baker .
W. Richard Baker, Chairman

PEOPLES BANCORP INC.

By /s/ Charles W. Sulerzyski .
Charles W. Sulerzyski, President & CEO

EXHIBIT A

FORM OF VOTING AGREEMENT